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                                                                    Exhibit 23.1



INDEPENDENT AUDITOR'S CONSENT



To the Board of Directors
The Ashton Technology Group, Inc.


We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of our report dated June 1, 2001 except for note 18 as to which the date is July 13, 2001 on the financial statements of The Ashton Technology Group, Inc. and subsidiaries as of March 31, 2001 and 2000 and for each of the three years in the period ended March 31, 2001, which appear in the Company's March 31, 2001 annual report on Form 10-K. We also consent to the use of our name under "Experts" in such registration statement.

     /s/ Goldstein Golub Kessler LLP


GOLDSTEIN GOLUB KESSLER LLP
New York, New York

August 17,2001